Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 10, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cardiovascular Systems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2013, which is incorporated by reference in Cardiovascular Systems, Inc.’s Registration Statement on Form S-3 (Registration No. 333-191768) initially filed on October 17, 2013, as amended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, MN

November 20, 2013